Exhibit h(viii) under Form N-1A
                                     Exhibit (10) under Item 601/Reg. S-K
                             Amendment #1 to
                 Agreement for Transfer Agency Services
                                 between
                             Hibernia Funds
                                   And
                  Boston Financial Data Services, Inc.

      This Amendment (the "Amendment") to the Agreement for Transfer Agency Services ("Agreement") between the Hibernia Funds ("Investment Company"), on behalf of the portfolios (individually referred to as a "Fund" and collectively as the "Funds") of the Investment Company, listed on Exhibit 1 thereto and Boston Financial Data Services, Inc. ("Company") is made and entered into as of the 1st day of November, 2005. Terms used as defined terms herein, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

      WHEREAS, the Investment Company has entered into the Agreement with the Company; and

      WHEREAS, Investment Company and Company wish to amend the Agreement on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      Article 9. Term and Termination of Agreement is hereby amended by deleting the first paragraph and replacing with the following:

      This Agreement shall be effective from the date first written above and shall continue through May 31, 2006 (the "Initial Renewal Term") The termination date for all original or after-added Funds which are, or become, a party to this Agreement shall be coterminous. Funds that merge or dissolve during the Term, shall cease to be a party on the effective date of such merger or dissolution. Thereafter, the Agreement will automatically renew for successive periods of six months each (each, a "Successive Renewal Term") absent notice of termination/non-renewal received no less than 120 days prior to the expiration of the then-current Initial Renewal Term or Successive Renewal Term.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                          HIBERNIA FUNDS
                          (listed on Exhibit 1 of the Agreement)

                          By:  /s/ Judith J. Mackin
                             -------------------------------------
                          Name:  Judith J. Mackin
                          Title:                    Vice President


                          BOSTON FINANCIAL DATA SERVICES, INC.

                          By:  /s/ Terry L. Metzger
                             -------------------------------------
                          Name:  Terry L. Metzger
                          Title:           Chief Operating Officer